Exhibit 97.1

CORVEX, INC.

Incentive-BASED Compensation Recovery Policy

1.	Policy Purpose. The purpose of this Incentive-Based Compensation Recovery Policy (this “Policy”) of Corvex, Inc. (the “Company”) is to enable the Company to recover Erroneously Awarded Compensation (as defined below) in the event that the Company is required to prepare an Accounting Restatement. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder and the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”), and shall be construed and interpreted consistent with that intent. Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 7. Where the context requires, reference to the Company shall include the Company’s subsidiaries and affiliates (as determined by the Committee in its discretion).

2.	Policy Administration. This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee has full and final authority to make all determinations under this Policy. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons. Any action or inaction by the Committee with respect to an Affected Officer under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other Affected Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Affected Officer other than as set forth in this Policy.

3.	Policy Application. This Policy applies to all Incentive-Based Compensation received by a person: (a) on or after October 2, 2023, and beginning service as an Affected Officer; (b) who served as an Affected Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the immediately preceding clause (d) includes any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months shall be deemed a completed fiscal year. For purposes of this Section 3, Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

4.	Policy Recovery Requirement. In the event of an Accounting Restatement, the Company must recover, reasonably promptly, Erroneously Awarded Compensation, in amounts determined pursuant to this Policy. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements. Recovery under this Policy with respect to an Affected Officer shall not require the finding of any misconduct by such Affected Officer or such Affected Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the Company shall satisfy the Company’s obligations under this Policy to recover any amount owed from any applicable Affected Officer by exercising its sole and absolute discretion in how to accomplish such recovery. For the avoidance of doubt, in no event will the Company be required to pay additional compensation to any Affected Officer if the Accounting Restatement would have resulted in the grant, payment or vesting of Incentive-Based Compensation that is greater than the Incentive-Based Compensation actually received. The Company’s recovery obligation pursuant to this Section 4 shall not apply to the extent that the Committee, or in the absence of the Committee, a majority of the independent directors serving on the Board, determines that such recovery would be impracticable and:

a.	The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Stock Exchange; or

b.	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

5.	Sources of Recoupment; Offsets. To the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment from the Affected Officer(s) through any means it determines, which may include any of the following sources: (i) prior Incentive-Based Compensation payments; (ii) future payments of Incentive-Based Compensation; (iii) cancellation of outstanding Incentive-Based Compensation; (iv) direct repayment; and (v) non-Incentive-Based Compensation or Company securities held by the Affected Officer. To the extent permitted by applicable law, the Company may offset any amounts owed by the Affected Officer to the Company, including by deducting amounts from any compensation or other amounts then or thereafter payable by the Company to the Affected Officer.

6.	Application to Plans and Agreements. Notwithstanding anything to the contrary in any employment agreement, equity award agreement, incentive plan, or other arrangement, this Policy shall be, and hereby is, incorporated by reference into, and forms a part of, each such agreement, plan and arrangement and controls in the event of any conflict. As a condition to the grant, award, vesting, payment or receipt of any Incentive-Based Compensation on or after the effective date, each Affected Officer shall be deemed to have agreed to abide by the terms of this Policy and to promptly repay any Erroneously Awarded Compensation in accordance herewith.

7.	Policy Prohibition on Indemnification and Insurance Reimbursement. The Company is prohibited from indemnifying any Affected Officer or former Affected Officer against the loss of Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing an Affected Officer for purchasing insurance to cover any such loss.

8.	Required Policy-Related Filings. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings.

9.	Definitions.

a.	“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

b.	“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

c.	“Affected Officer” means any current or former “officer” as defined in Rule 16a-1 under the Exchange Act, and any other senior executives as determined by the Committee.

d.	“Board” means the board of directors of the Company.

e.	“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

f.	“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes incurred or paid by the relevant Affected Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received, as determined by the Committee in its sole discretion; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Stock Exchange. The Committee may determine the form and amount of Erroneously Awarded Compensation in its sole discretion.

g.	“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.” For purposes of this Policy, “Financial Reporting Measure” includes, but is not limited to, stock price and total stockholder return.

h.	“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of clarity, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation, unless such awards were granted, paid or vested based in part on a Financial Reporting Measure.

i.	“Stock Exchange” means the national stock exchange on which the Company’s common stock is listed.

10.	Acknowledgement. Each Executive Officer shall sign and return to the Company, within 30 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy. Failure to execute the Acknowledgement Form shall not relieve any Executive Officer of their obligations under this Policy.

11.	Committee Indemnification. Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

12.	Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

13.	Amendment; Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to comply with the applicable Nasdaq listing rules. The Board may terminate this Policy at any time.

14.	Other Recovery Obligations; General Rights. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount the relevant Executive Officer has already reimbursed the Company will be credited to the required recovery under this Policy. This Policy does not preclude the Company from taking any other action to enforce an Executive Officer's obligations to the Company, including, without limitation, termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate governmental authorities. This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law. To the maximum extent permitted under the applicable Nasdaq listing rules, this Policy shall be administered in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

15.	Successors. This Policy is binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

16.	Governing Law; Venue. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. Federal courts, the U.S. District Court for the District of Delaware.

Amended: March, 2026

EXHIBIT A

CORVEX, INC.
Incentive-BASED Compensation Recovery Policy

Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Corvex, Inc. (the “Company”) Incentive-Based Compensation Recovery Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy. Further, by signing below, the undersigned agrees that the terms of the Policy shall govern in the event of any inconsistency between the Policy and the terms of any employment agreement to which the undersigned is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid.

EXECUTIVE OFFICER

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